Exhibit 3.1

Consent of Independent Auditors

We consent to the use of our audit report, dated March 12, 2014, on the consolidated financial statements of WesternZagros Resources Ltd. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2013 and December 31, 2012, the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information, which is included in the registration statement on Form F-7 of the Company (the “Registration Statement”), dated the date hereof.

We also consent to the reference to us under the heading “Interest of Experts” in such Registration Statement.

Chartered Accountants

Calgary, Alberta, Canada

September 3, 2014